Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
January 9, 2006	Bo Piela	Sally Curley
	(617) 768-6579	(617) 768-6140

Genzyme Reports 22 Percent Increase in Fourth-Quarter Revenue

Expects 2006 Revenue of $3.1-$3.3 Billion

GAAP EPS of 1.78-$1.88 and Non-GAAP EPS of $2.65-$2.70

CAMBRIDGE, Mass. – Genzyme Corp. (Nasdaq: GENZ) announced today that revenue increased 22 percent in the fourth quarter of 2005 to $722 million, up from $591 million in the fourth quarter a year earlier.  For the year, revenue grew 24 percent to $2.7 billion from $2.2 billion in the previous year.

Genzyme reported these and other preliminary, unaudited revenue figures today in advance of a presentation by Chairman and Chief Executive Officer Henri A. Termeer at the JPMorgan 24th Annual Healthcare Conference in San Francisco.  The company will report full financial results for 2005 on February 15, when it will also provide additional financial guidance for 2006.  Genzyme initially projects 2006 revenue of $3.1-$3.3 billion; GAAP earnings of 1.78-$1.88 per share; and non-GAAP earnings of $2.65-$2.75 per share, which exclude approximately $0.46 per share in amortization costs, $0.35 per share in costs associated with stock-option expensing, and $0.06 per share for the dilutive impact of contingent convertible debt.

“Last year was an outstanding year for Genzyme,” said Mr. Termeer.  “We delivered strong financial results while solidifying our diversified business model by expanding our product portfolio, opening new manufacturing facilities, advancing our own programs and bringing in new ones, and reporting highly encouraging clinical and

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regulatory developments.  We expect to make important progress in 2006, building on all that we accomplished last year.  We are excited about the opportunities ahead of us, particularly the approaching launch of Myozyme® for patients with Pompe disease.”

Over the past five years, Genzyme’s financial performance has been reliably strong, with a compound annual revenue growth rate of 29 percent.  Within that time, the company has transformed itself, making major investments to build a platform for consistent and sustainable future growth.  This growth will be based on three drivers:  (1) a diversified set of standard-of-care products now in the early stages of market penetration, augmented by new products from a deep research pipeline; (2) the facilities and expertise to manufacture these products; and (3) the global reach to make these products available to patients worldwide.  Genzyme estimates that, five years from now, it will generate more than $5 billion in annual revenue from the group of products that it currently markets, along with Myozyme® (alglucosidase alfa), a product nearing approval.

The company continues to focus on strengthening its growth drivers, and 2006 will be a year of significant investments in manufacturing, product launches and late-stage clinical trials.

Product Revenue

Fourth-quarter revenue for Renagel® (sevelamer hydrochloride), a phosphate binder for patients with end-stage kidney disease on hemodialysis, grew 12 percent to $111 million, compared with $99 million in the same quarter a year ago.  For the year, revenue grew 15 percent to $418 million, compared with $364 million in the previous year.  Renagel revenue includes product sales, royalties and sales of bulk sevelamer.

Genzyme expects to publish results this year from its Dialysis Clinical Outcomes Revisited (D-COR) study, which compared the difference in mortality and morbidity outcomes for patients receiving Renagel with those using calcium-based phosphate binders.  Findings from the study were received favorably in November when they were presented at meetings of the American Society of Nephrology and the American Heart Association.  Genzyme also anticipates the presentation later this year of three-year hospitalization data from the D-COR study, along with an economic analysis of this data, once it becomes available through the Centers for Medicare and Medicaid Services.

The publication of clinical and economic findings from the D-COR study is expected to support Renagel’s growth, as is expanded insurance coverage for the product in the United States.  Both Renagel and Genzyme’s Hectorol® (doxercalciferol) are positioned favorably on most of the Part D prescription drug plans now available to Medicare beneficiaries.

Hectorol is a line of vitamin D2 products approved to treat secondary hyperparathyroidism in patients on dialysis and those with earlier stages of chronic kidney disease.  Fourth-quarter sales of the product were $20 million.  Genzyme began marketing Hectorol in July, following the company’s acquisition of Bone Care International.  Hectorol is the fastest growing vitamin D2 product and has significant growth potential both in the United States, where it is currently approved, and in international markets, where Genzyme is working to register the product.

Fourth-quarter sales of Fabrazyme® (agalsidase beta) enzyme replacement therapy for Fabry disease were $81 million, up 27 percent from $64 million in the same quarter a year ago.  For the year, Fabrazyme sales grew 45 percent to $305 million, compared with $210 million in the previous year.  More than 1,700 patients in over 40 countries are currently treated with Fabrazyme.

Fourth-quarter sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease were $232 million, 6 percent greater than sales of $219 million in the fourth quarter a year ago.  For the year, Cerezyme sales were $933 million, up 11 percent from $839 million the year before.  Genzyme’s dependence on Cerezyme sales to drive its growth has decreased markedly over the past five years as the company has become more diversified.  Cerezyme sales in 2005 represented 34 percent of Genzyme’s revenue, down from 71 percent in 2000.  More than 4,500 patients in over 80 countries are currently receiving Cerezyme.

Sales of Aldurazyme® (laronidase) enzyme replacement therapy for MPS I were $21 million in the fourth quarter, up 31 percent compared with $16 million in the same quarter a year ago.  For the year, Aldurazyme sales rose 80 percent to $77 million, compared with sales of $43 million in the previous year.  Aldurazyme is marketed through a joint venture with BioMarin Pharmaceutical Inc., so product sales are not reflected in Genzyme’s revenue.  More than 400 patients in over 30 countries are currently receiving Aldurazyme.

Regulatory action is expected in the next few months on the European and U.S. marketing applications for Myozyme, which could lead to product approval and launch in the first half of this year.  Myozyme has been developed for the treatment of Pompe disease, a debilitating, progressive and often fatal muscular disorder.  Genzyme is currently engaged in a broad range of activities to prepare for the product’s introduction.  Approximately 200 patients in 14 countries are currently receiving Myozyme through clinical trials, expanded access programs, or pre-approval regulatory mechanisms.  Genzyme plans to submit marketing applications for Myozyme in Japan and other countries this year.  It also expects to complete enrollment soon in a clinical study involving patients with late-onset Pompe disease, which is intended to provide further support for Myozyme’s use.

Sales of Thyrogen® (thyrotropin alfa for injection) increased 18 percent to $21 million in the fourth quarter from $18 million in the same period a year earlier.  For the year, Thyrogen sales were $78 million, an increase of 23 percent from $63 million in the previous year.  Thyrogen is an important adjunct to thyroid cancer therapy designed to aid earlier detection of disease recurrence, and the product is additionally indicated for use in Europe in thyroid remnant ablation procedures.

Fourth-quarter sales of Synvisc® (hylan G-F 20) were $58 million, compared with sales of $15 million in the same quarter a year ago, prior to Genzyme’s acquisition of sales and marketing rights for the product in the United States and five European countries.  Synvisc, the leading viscosupplementation product for the treatment of knee pain due to osteoarthritis, has only begun to penetrate a broad and growing worldwide market.  Genzyme additionally expects that new indications for Synvisc and new formulations under development will contribute to the growth of the product and the company over the long term.

Sales of Sepra™ anti-adhesion products were $18 million in the fourth quarter, 8 percent greater than $17 million in the fourth quarter a year ago.  For the year, sales of Sepra products were $69 million, an increase of 11 percent compared with $62 million a year earlier.

Within the Transplant area, combined sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (anti-thymocyte globulin, equine) increased 14 percent in the fourth quarter to $34 million, up from $30 million during the same period last year.  These immunosuppressant drugs are used to treat acute rejection in kidney transplant procedures.

Total revenue for the Diagnostics/Genetics business increased to $86 million in the fourth quarter, up 10 percent compared with $78 million in fourth quarter a year ago.  For the year, revenue was $327 million, up 17 percent compared with $279 million a year ago.  Revenue from the sale of diagnostic products and testing services has grown at a compound annual growth rate of 22 percent over the past five years, making an important contribution to the overall growth of the corporation.  Tests developed by Genzyme are helping to improve outcomes for patients with genetic diseases, cancer, immune and infectious diseases, and cardiovascular disease.  The company is now playing an important role in the movement toward personalized medicine by developing tests that can help physicians identify how patients are likely to respond to targeted therapies.

Other revenue—including oncology revenue, sales of pharmaceutical intermediates, R&D revenue, and royalties from the sale of WelChol® (colesevelam hydrochloride)—was $39 million, compared with $30 million in the fourth quarter last year.  For the year, other revenue was $137 million, a 67 percent increase from $82 million in the previous year.

Oncology revenue was $14 million in the fourth quarter and $47 million for the year.  Oncology revenue includes profits and royalties from Campath® (alemtuzumab for injection), which is marketed by Schering AG and its U.S. affiliate Berlex; sales of

Clolar® (clofarabine for intravenous infusion); and R&D revenue.  Genzyme acquired Campath and Clolar in the fourth quarter of 2004 with its purchase of ILEX Oncology Inc.  Campath is approved for the treatment of B-cell chronic lymphocytic leukemia (B-CLL) in patients who have been treated with alkylating agents and who have failed fludarabine therapy.  Clolar is indicated for the treatment of pediatric patients with relapsed or refractory acute lymphoblastic leukemia (ALL) after at least two prior regimens.

Pipeline Highlights

Throughout the course of this year, Genzyme expects to initiate, conduct or complete 16 pivotal trials for new products or new indications, and more that 20 Phase 1 or Phase 2 studies.  Anticipated highlights include the following:

•                  Genzyme and Schering AG Germany plan to initiate a Phase 3 clinical trial in the first half of this year evaluating Campath for the treatment of multiple sclerosis.  Results from an interim analysis of the Phase 2 trial were highly encouraging, and the companies are working with clinical investigators and regulatory authorities to ensure that a comprehensive program is in place to manage patient safety in both the ongoing Phase 2 and planned Phase 3 studies.  Additional interim data from the Phase 2 study is expected to be available this year.

•                  Patient enrollment will continue in the Phase 3 study of tolevamer, a novel non-absorbed polymer therapy that could be the first non-antibiotic treatment for Clostridium difficile-associated diarrhea, a widespread and growing global problem among hospitalized patients.

•                  Enrollment will continue in the pivotal trials of hylastan and Synvisc 2, potential next-generation viscosupplementation products under development for the treatment of osteoarthritis pain.

•                  Genzyme will conduct several clinical studies to support marketing approval of sevelamer carbonate tablets, a potential next-generation phosphate binder.  Enrollment has been completed in a trial evaluating the product’s equivalence to sevelamer hydrochloride for patients with end-stage renal disease.  Enrollment will soon begin in a study evaluating the product’s potential to benefit patients with chronic kidney disease, a significantly larger population.

•                  Enrollment is expected to begin in the first quarter of 2006 in the Phase 2 study evaluating the small molecule GENZ-112638 for the treatment of Gaucher disease.  GENZ-112638 has the potential to be applicable across a range of lysosomal storage disorders in addition to Gaucher disease.

•                  Genzyme and Dyax Corp. will continue a Phase 3 study of DX-88.  The partners are developing DX-88 for the treatment of hereditary angioedema (HAE), a debilitating and life-threatening inflammatory condition characterized by recurrent attacks of severe pain and swelling in the limbs, abdomen and larynx.

•                  Genzyme will continue to work to expand the use of Campath and Clolar into earlier-line indications and new indications.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  This year marks the 25th anniversary of Genzyme’s founding.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 8,000 employees in locations spanning the globe and 2005 revenues of $2.7 billion.  Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements, including statements regarding 2005 unaudited revenues, 2006 revenue and earnings estimates, the timing of regulatory responses, receipt of approval, and launch of Myozyme, the submission of marking applications for Myozyme in Japan and other countries and the timing thereof, the timing of a late onset Pompe-disease clinical trial, clinical trial plans related to Campath – MS and timing of the availability of data from the Phase 2 study, expectations regarding the number of pivotal trials initiated, conducted or completed in 2006, plans to expand the use of Campath and Clolar into earlier-line and additional indications, plans for clinical studies in support of marketing approval for sevelamer carbonate tablets, 2010 revenue estimates, drivers of future growth for the company and certain products, including Renagel, the timing of enrollment in clinical studies of tolevamer, hylastan, Synvisc 2, sevelamer carbonate in CKD patients, and GENZ-112638, the timing of the publication of DCOR results and hospitalization data, as well as other statements regarding Genzyme’s future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to successfully complete preclinical and clinical development and post-marketing commitments for our products and services; Genzyme’s ability to secure regulatory approval for Myozyme, the breadth of that label, and the accuracy of its patient population estimates for the product; Genzyme’s ability to expand the use of current products in existing and new indications and areas; the content and timing of actual submissions to and decisions made by the FDA, EMEA and other regulatory agencies; Genzyme’s ability to successfully identify and market to new patients; the availability of reimbursement for Genzyme’s products and services, the extent of that coverage and the accuracy of Genzyme’s estimates of the payor mix; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2005.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of January 9, 2006, and Genzyme undertakes no obligation to update or revise the statements.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures.  Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future.  The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends.  In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes.  These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

Genzyme®, Renagel®, Hectorol®, Fabrazyme®, Cerezyme®, Thyrogen®, Synvisc®, Myozyme®, Aldurazyme®, Thymoglobulin®, Lymphoglobuline®, Campath® and Clolar® are registered trademarks and Sepra™ is a trademark of Genzyme Corporation or its subsidiaries.  WelChol® is a registered trademark of Sankyo Pharma Inc.  All rights reserved.

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Webcast Information

Mr. Termeer’s presentation at the JPMorgan 24th Annual Healthcare Conference will be Webcast live on Genzyme’s Web site on January 9 at 7:00 p.m. Eastern Time at http://www.genzyme.com/corp/investors/events_home.asp.  A replay of the presentation will be available immediately, and a replay of the subsequent breakout session will be available on Genzyme’s Web site within 24 hours.  Both replays are available until January 16, 2006.

Upcoming Events

Genzyme Corporation will host a conference call on February 15 at 11:00 a.m. Eastern Time to discuss fourth-quarter and full-year 2005 financial results and financial guidance for 2006.  To participate in the call, please dial 706-679-8722.  A replay of this call will be available by dialing 706-645-9291.  Please refer to reservation number 1549029.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Both replays will be available until February 22, 2006.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.